Exhibit 99.1

Imperial to hold 2025 corporate guidance outlook

Calgary, AB – November 27, 2024 – (TSE: IMO, NYSE American: IMO) Brad Corson, chairman, president and chief executive officer, and Peter Shaw, vice-president, investor relations, Imperial Oil Limited, will host a 2025 corporate guidance outlook call and presentation on Thursday, December 12, following the release that morning of the company’s 2025 corporate guidance outlook. The event begins at 9 a.m. MT and will be accessible by webcast.

During the call, Mr. Corson will offer brief remarks prior to taking questions from Imperial’s covering analysts.

Please click here [https://event.webcasts.com/starthere.jsp?ei=1699308&tp_key=0938a6a6be] to register for the live webcast. The webcast will be available for one year on the company’s website at www.imperialoil.ca/en-ca/company/investors.

In the event that the EDGAR system experiences technical difficulties, or the company is unable to successfully complete its Form 8-K corporate guidance outlook press release filing at the intended time, investors and the public should look for this information at that time on Imperial’s website or on Canada’s SEDAR+ system at www.sedarplus.ca. In case of a failed filing, the company intends to furnish the information on EDGAR as soon as possible.

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For further information:

Investor relations	Media relations
(587) 962-4401	(587) 476-7010

Source: Imperial
After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.
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